Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	401-457-9403	212-521-4802

LIN TV Corp. Announces Receipt of Requisite Consents
in its Tender Offer and Consent Solicitation for its 8% Senior Notes due 2008
and Initial Acceptance of Tendered Notes

Providence, R.I. — January 31, 2005 — LIN TV Corp. (NYSE: TVL) today announced that, in connection with the previously announced tender offer and consent solicitation by its wholly owned subsidiary, LIN Television Corporation, for its outstanding 8% Senior Notes due 2008, LIN Television Corporation has received the requisite consents to amend the indenture under which the notes were issued to eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture. LIN Television Corporation intends to promptly execute a supplemental indenture with The Bank of New York, as successor trustee under the indenture, setting forth the amendments that will become effective as to all 8% senior notes, including those that are not purchased in the tender offer.

Approximately $145.9 million, or 88%, in aggregate principal amount of the outstanding 8% senior notes, and the consents related thereto, had been tendered by 5:00 p.m., New York City time, on Monday, January 31, 2005 (the “Consent Deadline”). As the Consent Deadline has passed, notes tendered may no longer be withdrawn and consents delivered may no longer be revoked.

LIN TV Corp. also announced that LIN Television Corporation would accept for purchase on February 1, 2005 all 8% senior notes tendered on or before the Consent Deadline. Holders who tendered their notes and delivered their consents on or prior to the Consent Deadline will receive total consideration for each $1,000 principal amount of notes tendered of (1) a purchase price of $1,010.00, plus accrued and unpaid interest to, but excluding, the date of payment for the notes accepted for purchase and (2) a consent payment of $32.50 for the notes accepted for purchase. It is anticipated that LIN Television Corporation will pay such holders on or about February 1, 2005.

On January 18, 2005, LIN Television Corporation commenced a tender offer to purchase any and all of its outstanding 8% senior notes and a solicitation to obtain consents to the amendments to the indenture from the holders of the 8% senior notes. The tender offer is scheduled to expire at 9:00 a.m., New York City time, on Tuesday, February 15, 2005, unless extended (the

“Expiration Time”). Holders who have not yet tendered their 8% senior notes may do so until the Expiration Time. Those holders will be entitled to receive the purchase price of $1,010.00 per $1,000 principal amount of notes, plus accrued and unpaid interest to, but excluding, the date of payment for the notes accepted for purchase, but will not be entitled to receive the consent payment.

LIN Television Corporation expects to accept 8% senior notes that are validly tendered after the Consent Deadline and prior to the Expiration Time promptly following the Expiration Time and expects to pay the purchase price for such notes promptly following such acceptance.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of notes should tender their notes and provide consents pursuant to the tender offer. The tender offer is made only by the Offer to Purchase and Consent Solicitation dated January 18, 2005, copies of which have been provided to holders of the 8% senior notes.

LIN Television Corporation has retained J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. to act as Dealer Managers in connection with the tender offer and as Solicitation Agents in connection with the consent solicitation. Questions about the tender offer may be directed to J.P. Morgan Securities Inc. (telephone: 866-834-4666 (toll-free), or 212-834-3424) or Deutsche Bank Securities Inc. (telephone: 212-250-7772) or to Global Bondholder Services Corporation, the Information Agent for the tender offer (collect telephone at: 212-430-3774 for banks and brokers, or 866-387-1500 for all others).

Forward Looking Statements

This announcement includes forward-looking statements, including LIN Television Corporation’s plans regarding the tender offer and consent solicitation. LIN Television Corporation has based these forward-looking statements on its current expectations and projections about future events. Although LIN Television Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. LIN Television Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.